June 7, 2005



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0609


         Re: Claymore Trust (formerly known as Claymore Equity Trust) (the "Registrant")
                  File No.  333-125263

To the Commisssion:

     Pursuant to Rule 477 under the Securities Act of 1933, the Registrant wishes to withdraw its Registration Statement on Form N-1A filed on May 26, 2005. The Registrant erroneously made an N-1A EDGAR submission instead of an N-1A/A EDGAR submission. The Registrant applies for withdrawal of the Registration Statement and states that no shares have been sold to the public.


                                            Sincerely,

                                            CLAYMORE TRUST

                                            /s/ Nicholas Dalmaso
                                            ---------------------------------
                                            Nicholas Dalmaso
                                            Chief Legal and Executive Officer

cc: Mr. Christian T. Sandoe